UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 13, 2015
(Date of earliest event reported)

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
1-12609	PG&E CORPORATION	California	94-3234914
1-2348	PACIFIC GAS AND ELECTRIC COMPANY	California	94-0742640

77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-1000 (Registrant's telephone number, including area code)	77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-7000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 - Other Events

Pending Investigations Related to Natural Gas Transmission Operations and Practices

As previously disclosed, on September 2, 2014, the administrative law judges (“ALJs”)  presiding over the three investigative enforcement proceedings pending at the California Public Utilities Commission (“CPUC”) against Pacific Gas and Electric Company (“Utility”) issued four presiding officer decisions.  Three of the decisions determined the violations that the Utility had committed, and one decision was jointly issued to impose fines and other disallowances on the Utility totaling $1.4 billion to address the violations.  The Utility and other parties appealed the original presiding officer decisions.  On March 13, 2015, the President of the CPUC issued a proposed “Decision Different” on fines and remedies that, if approved by the CPUC, would impose fines and disallowances on the Utility totaling $1.6 billion.  Also on March 13, 2015, the ALJs modified their presiding officer decisions.  The joint presiding officer decision continues to include total fines and disallowances of $1.4 billion but replaces the $400 million disallowance contained in the original joint decision with a $400 million bill credit.  (The ALJs’ other modifications to the decisions would not have a financial impact.) The following table compares the proposals.

	Presiding Officer Decision Issued on 9/2/14	Modified Presiding Officer Decision Issued on 3/13/15	Proposed Decision Different Issued on 3/13/15
Fine to California General Fund	$950 million	$950 million	$300 million
Disallowance/Bill Credit	$400 million disallowance	$400 million bill credit	$400 million bill credit
Remedies to Enhance Pipeline Safety	$50 million (est.)	$50 million (est.)	$50 million (est.)
Shareholder-Funded Gas Safety Improvements			$850 million

The proposed Decision Different requires the Utility’s shareholders to fund $850 million in future pipeline safety improvements that are approved in the Utility’s pending Gas Transmission and Storage (“GT&S”) rate case and any subsequent GT&S proceeding, if necessary.  The proposed Decision Different allocates at least $688.5 million of the $850 million to capital expenditures and precludes the Utility from including these capital costs in rate base and earning a return on the investment.  The proposed Decision Different notes that in the GT&S rate case, the CPUC will determine which expenses and capital expenditures authorized in that proceeding are for safety-related gas transmission projects that should be funded by shareholders, subject to the expense and capital expenditure requirements noted above.  If the total amount to be funded by shareholders is not exhausted by designated safety-related projects authorized in the GT&S proceeding, the CPUC will make a determination of additional capital projects to be funded by shareholders in future proceedings, as necessary to ensure that the Utility ultimately spends the full $850 million designated for safety-related projects.

In addition, the proposed Decision Different states that, within 60 days after the decision becomes final, the CPUC will begin a new investigation to examine the allegations made by the City of San Bruno in July 2014 regarding improper communications between the Utility and the CPUC.

Comments on the proposed Decision Different are due April 1, 2015, and the CPUC may vote on the proposed Decision Different and the modified presiding officer decisions as soon as April 9, 2015.

At December 31, 2014, PG&E Corporation’s and the Utility’s Consolidated Balance Sheets included an accrual of $200 million in other current liabilities for the minimum amount of fines deemed probable.  The ultimate financial impact on PG&E Corporation’s and the Utility’s Consolidated Financial Statements will depend on the amounts and forms of penalties that are finally adopted by the CPUC. See PG&E Corporation’s and the Utility’s joint Annual Report on Form 10-K for the year ended December 31, 2014 for more information about the potential financial impact of the final outcome of the investigations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PG&E CORPORATION

By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary

Dated:  March 15, 2015